                                  EXHIBIT 11

                        RICHMOND COUNTY FINANCIAL CORP.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
              (In Thousands, Except Share and Per Share Amounts)



                                                                  For The
                                                             Three Months Ended
                                                             September 30, 1998
                                                          ---------------------

Net income                                                        $     5,354
                                                                  ===========

Weighted average common shares outstanding                         24,362,800

Common stock equivalents due to dilutive effect of stock options           --
                                                                  -----------

Total weighted average common shares and equivalents               24,362,800
                                                                  ===========

Basic earnings per common and common share equivalents            $      0.22
                                                                  ===========

Total weighted average common shares and equivalents outstanding   24,362,800

Additional dilutive shares using ending period market value
   versus average market value for the period when utilizing
   the treasury stock method regarding stock options                       --
                                                                  -----------

Total shares for diluted earnings per share                        24,362,800
                                                                  ===========

Diluted earnings per common share equivalents                     $      0.22
                                                                  ===========










                                      22